RALLY

Exclusive Purchase Agreement

As of November 2nd, 2020

This exclusive purchase agreement (the “Purchase Agreement”) is made between RSE Archive, LLC (“Purchaser” or “us”) and Goldin Auctions Investments (“Seller” or “you”) with regard to the assets described below (each individually an “Asset”, collectively the “Assets”).

Key Deal Points:

▪You are the exclusive, unencumbered owner of the Asset(s), and you have honestly and accurately represented the Asset(s) to the best of your knowledge and ability.

▪We have agreed with you to a purchase price and form of consideration to be paid for each Asset, as outlined below.

The Results:

▪Seller will receive payment of the Consideration for the associated Asset(s), as outlined below.

Other:

▪This Purchase Agreement may be modified or amended only with the prior written consent of both the Purchaser and Seller.

RALLY

Asset:	1958 Alifabolaget #635 Pele Rookie Card
Description:	Cert No.: 20018650
Total Acquisition Cost:	$ 288,000.00
Consideration: Cash (%) Equity (%) Total	$ 288,000 (100%) (0%) $ 288,000
Other Terms: Down Payment	$ 288,000.00 due on signing

Additional Terms & Conditions:

Acknowledged and Agreed:

By: /s/ George Leimer	By: /s/ Goldin Auctions Investments
RSE Archive, LLC	SELLER
Name:George Leimer	Goldin Auctions Investments
Title: Chief Executive Officer